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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of Molecular Devices Corporation and Axon Instruments, Inc. and to the incorporation by reference therein of our report dated January 30, 2004 (except for Note 12, as to which the date is February 25, 2004) with respect to the consolidated financial statements and schedule of Molecular Devices Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP

Palo Alto, California
April 26, 2004